Exhibit 10.1

Steven D. Talbot	Judge: Paul B Snyder
STEVEN D. TALBOT, P.S.	Chapter 11
601 S. Pioneer Way Suite F #302
Moses Lake, WA 98837
509 766-9496 phone
509 765-1067 fax

UNITED STATES BANKRUPTCY COURT WESTERN DISTRICT OF WASHINGTON

In re:	Enucleus, Inc. LEAD CASE Supply Chain, ASPX, Inc. Financial ASPX, Inc. Enucleus Management, Inc.	No. 09-45368-PBS LEAD CASE No. 09-46280-PBS No. 09-46282-PBS No. 09-46284-PBS
	Debtors.	FOURTH AMENDED PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS

INTRODUCTION

eNucleus, Inc., the "Debtor" or the "Reorganized Debtor", proposes the following Plan of Reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as that term is defined herein), for a discussion of the Debtor's history, business and operations, projections for those operations, risk factors, and certain related matters. The Disclosure Statement also provides a summary of this Plan.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

Defined Terms:
1.0
As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 case Allowed under sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor's Estate and operating the business of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code (also defined herein as "Fee Claims") to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtor's Estate under section 1930, chapter 123 of title 28, United States Code.

1.2 Allowed means an Allowed Claim or Interest in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

1.3 Allowed Claim means a Claim: (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtor or Reorganized Debtor; or (iii) pursuant to the terms of this Plan.
For purposes of computing distributions under this Plan, the term "Allowed Claim" shall not include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

1.4 Amended Certificate of Incorporation and Bylaws means the Reorganized Debtor's Certificate of Incorporation and Bylaws or other similar organizational documents, as amended by the Plan, which shall be filed with the Bankruptcy Court as Plan Documents.

1.5 Bankruptcy Case means this case entitled In re eNucleus, Inc. and pending before the Bankruptcy Court for the Western District of Washington as Case No. 09-45368.

1.6 Bankruptcy Code means Title 11 of the United States Code, as now in effect or hereafter amended.

1.7 Bankruptcy Court means the United States Bankruptcy Court for the Western District of Washington having jurisdiction over the Bankruptcy Case.

1.8 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.9 Business Day means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

1.10 Cash means legal tender of the United States of America and equivalents thereof. 1.11 Claim means a "claim," as defined in section 101 (5) of the Bankruptcy Code.

1.12 Claims Objection Deadline means, the last day for Filing objections to Claims or Interests which date shall be set by the court.

1.13 Class means a category of holders of Claims or Interests, as described in Article II hereof.

1.14 Common Stock means the common stock of the Company issued and outstanding immediately prior to the Petition Date, including treasury stock.

1.15 Company means eNucleus, Inc.

1.16 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.17 Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.18 Confirmation Order means the order of the Bankruptcy Court, confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.19 Debtor means the Company.

1.20 DIP means debtor in possession.

1.21 DIP Lenders means those investors that lent cash or otherwise elected to treat their Administrative Claims as DIP loans, during the DIP period prior to the Effective Date. For the purposes of this Plan, DIP Lenders shall also include such other person(s) which lend Cash to the Reorganized Debtor after the Confirmation Date.

1.22 DIP Lender Claims means all Claims of the DIP Lenders.

1.23 Disbursing Agent means the Reorganized Debtor, or any person or entity that may be designated by the Reorganized Debtor to serve as disbursing agent under the Plan.

1.24 Disclosure Statement means that certain disclosure statement, including all exhibits and schedules thereto, as amended or supplemented from time to time, relating to this Plan as approved by order of the Bankruptcy Court.

1.25 Disputed Claim means any, Claim as to which the Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

1.26 Disputed Claim Amount means (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions with respect to such Claim in accordance with section 502(c) of the Bankruptcy Code; or (b) the amount set forth in a timely Filed proof of claim.

1.27 Effective Date means that date 30 days after the Confirmation Date.

1.28 Estate means the estate of the Debtor created under section 541 of the Bankruptcy Code.

1.29 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.30 Fee Claim means an Administrative Claim arising or asserted under section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Bankruptcy Case on or prior to the Effective Date.

1.31 File, Filed or Filing means file, filed or filing with the Bankruptcy Court or its authorized designee in the Bankruptcy Case.

1.32 Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for re-argument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or the Reorganized Debtor or, in the event that an appeal, writ of certiorari or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for re-argument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

1.33 Holder means an entity holding a Claim or Interest.

1.34 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.35 Interest means the legal, equitable, contractual and other rights of the holders of any of (i) the Common Stock, (ii) the Rights and Warrants, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences, (c) stock options, warrants and put rights; and (d) share appreciation rights, or (iii) and other stock rights, whether preferred or common, pertaining or relating in any way to the Company.

1.36 Litigation Claims means the Claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or Estate may hold against any person or entity under the Bankruptcy Code or any non-bankruptcy law.

1.37 New Common Stock means the shares of Common Stock of the Reorganized Debtor to be issued and authorized pursuant to the Plan.

1.38 New Senior Secured Notes means the new Senior Secured Notes to be issued to the DIP Lenders on or before the Effective Date, with the same terms and conditions as the Senior Secured Notes.

1.39 Old Common Stock and Old Rights and Warrants are the common stock, rights and warrants of the Pre Petition Debtor.

1.40 Petition Date means July 25, 2009, the date on which the Debtor filed its petition for relief commencing the Bankruptcy Case.

1.41 Plan means this Plan of Reorganization and all supplements, appendices and schedules hereto, in its present form or as the same may be altered, amended or modified from time to time.

1.42 Plan Documents means the documents and form of documents specified in the Plan to be filed as set forth in Section 12.9 hereof.

1.43 Post Petition Collateral means all of the real and personal property of the Debtor of any description whatsoever, wherever located and whenever arising or acquired, including, without limitation, all cash, accounts, inventory, equipment, fixtures, chattel paper, and general intangibles, and all proceeds and products, whether tangible or intangible, or any of the foregoing, including proceeds of insurance covering any of the foregoing.

1.44 Professional means any (a) professional employed in the Chapter 11 case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and (b) other professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 case pursuant to section 503(b)(4) of the Bankruptcy Code.

1.45 Reorganized Debtor means the Debtor after consummation of the merger described in Section 4.1.

1.46 Rights and Warrants means all options, warrants, call, rights, puts, and or other agreements to acquire the Common Stock outstanding immediately prior to the Petition Date.

1.47 Secured Claim means a Claim (other than an Administrative Claim) that is secured by a lien on property in which a Debtor's Estate has an interest.

1.48 Securities Act means the Securities Act of 1933, 15, U.S.C. Sections 77c-77aa. as now in effect or hereafter amended.

1.49 Securities Claim means a claim arising from rescission of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.50 Senior Secured Notes mean the senior secured notes held by DIP Lenders in the amount of the proposed DIP loan, with a maturity of twelve (12) months, and with interest at an annual rate of 12% which shall be paid monthly, and which was to have been secured by all of the Post Petition Collateral.

1.51 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507 (a) (8) of the Bankruptcy Code.

1.52 Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.53 Unsecured Claim means an unsecured, non-priority Claim.

1.54 Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan; (f) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and, headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 1021 of the Bankruptcy Code shall apply; and (i) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims (including Fee Claims), are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Fee Claims and Administrative Claims as described below, have not been classified.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

2.1 Unclassified Claims (not entitled to vote on the Plan).

2.1.1 Fee Claims.

2.1.2 Other Administrative Claims.

2.2 Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote).

2.2.1 Class 1: DIP Lender Claims. Class 1 consists of all DIP Lender Claims.

2.2.2 Class 2: Tax Claims. Class 2 consists of all Priority Tax Claims.

2.3 Impaired Classes of Claims. (entitled to Vote on the Plan)

2.3.1 Class 3: Secured Lender Claims. Class 3 consists of all Secured Lender Claims

2.3.2 Class 4: Unsecured Claims. Class 4 consists of all Unsecured Claims

2.4 Impaired Classes of Interests. (Classes 5, 6 and 7 are deemed to have rejected the Plan and, therefore, shall not be entitled to vote to accept or reject the Plan).

2.4.1 Class 5: Stock. Class 5 consists of all Interests directly arising from, under or relating in any way to the stock or equity in the Debtor.

2.4.2 Class 6: Securities Claims. Class 6 consists of all Interests directly arising from, under, or relating in any way to any Securities Claims.

2.4.3 Class 7: Options and Warrants. Class 7 consists of all Options and Warrants.

2.4.4 Class 8. Intercompany Claims. Class 8 consists of claims by or on behalf of subsidiaries against the Debtor. The Debtor does not believe there are any such claims but includes them in Class 8 in the event such a claim may be asserted.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1 Unclassified Fees.

3. 1.1 Fee Claims and United States Trustee Fees.

Fee Claims shall be paid in full, in cash, on or before the earlier of the Effective Date or upon approval by the Bankruptcy Court of such Fee Claims, or on such other terms as agreed upon between the Debtor and the Professional asserting the Fee Claim. Statutory fees owed to the United State Trustee shall be paid in full on or before the Effective Date and shall be paid on a regular basis thereafter as incurred until the Bankruptcy Case is closed.

3.1.2 Other Administrative Claims.

All other Administrative Claims not included in 3.1.1 above, shall be paid by the Debtor, at its election: (a) in full, in cash, in such amounts as are incurred in the ordinary course of business by the Debtor, or in such amounts as the Bankruptcy Court may allow upon the later of the Effective Date or the date upon which there is a Final Order allowing such Administrative Claim; (b) upon such other terms as may exist in the ordinary course of the Debtor's business; or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtor, not to exceed the rights afforded the Class 1 DIP Lender Claims.

3.2 Unimpaired Classes of Claims. (Not Entitled to Vote on Plan)

3.2.1 Class 1. DIP Lender Claims

DIP lenders shall receive three (3) shares of New Common Stock for every dollar loaned, plus a Senior Secured Note in the amount of their cash investment, secured by the Reorganized Debtor’s assets.

3.2.2 Class 2. Priority Tax Claims.

Each holder of an Allowed Class 2 Tax Claim (priority unsecured) shall receive in line with 11 USC 1 129(a)(9)(C) equal monthly payments in an amount that will fully amortize the Tax Claim, plus interest accrued thereon, in five years from the date of the order for relief under Section 301 of the Code in this matter. Interest shall be at the rate determined under IRC Section 6621 at the time of confirmation. The following additional terms shall apply:

3.2.2.1 The five year repayment period shall commence on the date the Petition herein was filed.

3.2.2.2 In the event of default in performance under the Plan, upon 15 days written notice and a failure to cure such default, any taxing authority may resort to collection procedures under non-bankruptcy law without further order of the court.

3.2.2.3 Priority Unsecured taxes owing to this Class shall not be discharged prior to full payment of principal and accrued interest.

3.2.2.4 Income tax returns due by the Estate shall be filed prior to confirmation.

3.2.2.5 Notwithstanding anything contained herein or in the Confirmation Order, the confirmation of the Debtor's Bankruptcy Plan shall not discharge the Debtor from any priority unsecured tax debts which are excepted from discharge under 11 U.S.C. Section 523.

3.2.2.6 Regular monthly payments in the amount of $22,295.76 shall begin 120 days after the effective date and continue until July 6, 2014 at which time the claim shall be paid in full, or until sooner paid in full.

3.3 Impaired Classes of Claims. (Entitled to Vote on Plan)

3.3.1 Class 3. Issuance of Stock.

As soon as practicable after the Effective Date, each Holder of an Allowed Secured Claim, shall receive ten (10) shares of New Common Stock for every one (1) dollar of Allowed Secured Claim in full satisfaction, settlement of, and in exchange for, its Allowed Secured Claim.

3.3.2 Class 4. Issuance of Stock. (Entitled to Vote on Plan)

As soon as practicable after the Effective Date, each Holder of an Allowed Unsecured Claim, shall receive one (1) share of New Common Stock for every ten (10) dollars of Allowed Unsecured Claim in full satisfaction, settlement of, and in exchange for its Allowed Unsecured Claim. Shares will be valued at $2 per share, or more, depending upon market conditions.

With respect to the Internal Revenue Service’s Class 4 claim, its claim shall receive two dollars ($2) for each ten dollars ($10) of its Allowed Unsecured Claim in full satisfaction, settlement of, and in exchange for its Allowed Unsecured Claim. Such amount shall be paid in equal monthly installments beginning 120 days after the effective date.

3.3.3 Class 5: Common Stock Interests. (Not Entitled to Vote on Plan)

On the Effective Date, the holders of Common Stock Interests shall receive one (1) share of New Common Stock for every two hundred (200) shares of Common Stock currently held (i.e.: a 200:1 reverse split). No member of this Class shall receive any distribution unless the unsecured claim of the IRS is paid in full.

No members of this class have appeared, filed claims or are known to the Debtors, therefore, there will be no distributions to Class 5.

3.3.4 Class 6: Securities Claims. (Not Entitled to Vote on Plan)

Class 6 consists of all Claims arising from or out of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim. Pursuant to the provisions of 11 U.S.C, section 1141, the Debtor, upon confirmation of the Plan shall be discharged from all liabilities for such Securities Claims.

3.3.5 Class 7: Warrants and Options. (Not Entitled to Vote on Plan)

On the Effective Date, the Old Warrants and Options shall receive no distributions from the Debtor on account of their Interests or Claims.

3.3.6 Class 8: Intercompany Claims. (Not Entitled to Vote on Plan)

These are any claim by a subsidiary against the Debtor. The Debtor believes there are no such claims but in the event there are such claims, there shall be no distribution to such claims under the Plan.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

4.1 Merger of Debtor and Subsidiaries.

The Debtor and its subsidiaries, eNucleus Management, Inc., Financial ASPX, Inc., and Supply Chain ASPX, Inc., shall be substantially consolidated into the Debtor’s case and shall then perform a statutory merger pursuant to Internal Revenue Code Section 368(a)(1)(A) whereby the Debtor shall acquire all three subsidiaries and acquire and assume all the assets, debts and liabilities of the subsidiaries including all obligations owing to federal and state taxing agencies.

Following completion of the merger of the Debtor and its subsidiaries described in paragraph 4. 1, the Debtor shall acquire, in another statutory merger pursuant to IRC Section 368(a)(1)(A) the Target entity which shall remain unnamed until consummation of the merger, whereby the Debtor shall acquire all assets, debts, liabilities and accounts of the Target entity. The Debtor shall then amend its Articles of Incorporation to authorize issuance of 100,000,000 shares of common stock in the Reorganized Debtor.

4.2 Continued Corporate Existences and Vesting of Assets in the Reorganized Debtor.

After the Effective Date, the Reorganized Debtor shall continue to exist as a separate legal entity in accordance with applicable law in the jurisdiction in which it is incorporated or organized and pursuant to its Amended Certificate of Incorporation and Bylaws. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of the Debtor, shall vest in the Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances and interests.

4.3 Corporate Governance, Directors and Corporate Action.

4.3.1 Certificate of Incorporation and Bylaws.

The Amended Certificate of Incorporation and Bylaws shall satisfy the provisions of the Plan, and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock, in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtor may amend and restate the Amended Certificate of Incorporation and Bylaws as permitted by applicable law.

4.3.2 Directors of the Reorganized Debtor.

On the Effective Date, the Board of Directors of the Reorganized Debtor shall have two (2) Directors, consisting of Randy Edgerton, and Ankil Patel. Upon completion of the merger of the Debtor and the Target Entity the Target Entity shall have the right to appoint three (3) additional members of the Board of Directors.

4.3.3 Corporate Action.

On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the selection of directors and officers for the Reorganized Debtor, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor and members of the boards of directors of the Debtor or the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan.

4.4 Cancellation of Note and, other Instruments.

On the Effective Date, except as otherwise provided for herein, (i) any notes or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor, except such notes or other instruments evidencing indebtedness or obligations of the Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtor under any agreements or certificates of designation governing such indebtedness and Interests and any other notes or other instruments or documents (including the obligations of the Debtor under any shareholder agreements) evidencing or creating any indebtedness or obligations of the Debtor shall be discharged, except for such notes or other instruments evidencing indebtedness or obligations of the Debtor that are reinstated or amended and restated under the Plan.

4.5 Issuance of New Securities and Related Documents.

On the Effective Date, the Reorganized Debtor shall issue the New Common Stock and Notes to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan shall be issued without further act or action under applicable law, regulation, order or rule.

4.6 Sources of Cash for Plan Distributions.

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from the DIP Loans, and from the operations of the Debtor and the Reorganized Debtor.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN

5.1 Classes Entitled to Vote.

Classes 4, 5 and 6 are entitled to vote to accept or reject the Plan. Classes 6 and 7 are deemed by operation of law to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan. The Holders of Claims in Classes 1, 2 and 3 are unimpaired under the Plan and are deemed by operation of law to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

5.2 Cramdown.

The Debtor shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to Classes 4 and 5 (if it is rejected by such Classes) and with respect to Classes 6 and 7.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1 Distributions for Claims or Interests Allowed as of the Effective Date.

Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Effective Date shall be made pursuant to Articles III, VI and VIII of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

6.2 Interest on Claims.

Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, post petition interest shall not accrue or be paid on any Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

6.3 Distributions by Reorganized Debtor.

Except as otherwise provided below, the Reorganized Debtor or the Disbursing Agent shall make all distributions required to be distributed under the Plan. The Reorganized Debtor may employ or contract with other entities to assist in or make the distributions required by the Plan.

6.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions.

6.4.1 Delivery of Distributions in General. Distributions to Holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtor's records unless proofs of claim or transfers of claim filed pursuant to the Bankruptcy Rules supersede such addresses.

6.4.2 Undeliverable and Unclaimed Distributions.

6.4.2.1 Holding and Investment of Undeliverable and Unclaimed Distributions.

If the distribution to any Holder of an Allowed Claim or Interest is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

6.4.2.2 After Distributions Become Deliverable.

The Reorganized Debtor shall make all distributions that have become deliverable or have been claimed since the Effective Date as soon as practicable after such distribution has become deliverable.

6.4.2.3 Failure to Claim Undeliverable Distributions.

Any Holder of an Allowed Claim or Interest that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within six (6) months after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtor or its Estate, Reorganized Debtor or its property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtor free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock held for distribution on account of such Claim or Interest shall be canceled and have no further force or effect.

6.5 Compliance with Tax Requirements.

Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes.

6.6 Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

6.7 Means of Cash Payment.

Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtor, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.8 Withholding and Reporting Requirements.

In connection with the Plan and all distributions hereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting  requirements. Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim or Allowed Interest that is to receive a distribution of New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding or any other tax obligations, on account of such distribution.

6.9 Setoffs.

The Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Litigation Claims that the Debtor or the Reorganized Debtor may have against the Holder of such Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such Litigation Claim that the Debtor or the Reorganized Debtor may have against such Holder.

6.10 Fractional Shares.

No fractional shares of New Common Stock shall be distributed, and the actual issuance of New Common Stock shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock or a rounding down of such fraction (in the case of less than .50).

6.11 Surrender of Cancelled Instruments or Securities.

Except as provided below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section 4.3 hereof, the Holder of such Claim or Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Interest to the Reorganized Debtor, unless waived in writing by the Debtor or the Reorganized Debtor. Any New Common Stock to be distributed pursuant to the Plan on account of any such Claim or Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.4.2.3 hereof.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS,

UNEXPIRED LEASES AND PENSION PLANS

7.1 Assumption of Executory Contracts and Unexpired Leases.

All executory contracts or unexpired leases of the Reorganized Debtor which were not previously assumed or rejected by the Debtor or which are specifically assumed by another provision of the Plan, shall be deemed rejected as of the Confirmation Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code

7.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy Court within thirty (30) days after the earlier of the date of entry of the Confirmation Order or the order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time shall be forever barred from assertion against the Debtor or Reorganized Debtor, its Estate and property unless otherwise ordered by the Bankruptcy Court. All such Allowed Claims for which proofs of claim are required to be filed shall be, and shall be treated as, Allowed General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

7.3 Compensation and Benefit Programs, Employment Contracts, Pension Plans.

7.3.1 Assumption of Programs and Policies.

Except as otherwise expressly provided in this Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date shall be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

7.3.2 Reservation Right to Reject.

The Debtor reserves the right to reject any compensation and benefit program and any employment contract prior to the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT

AND UNLIQUIDATED CLAIMS

8.1 Objection Deadline, Prosecution of Objections.

All claims objections relating to Litigation Claims shall be filed by no later than the Claims Objection Deadline. If there is no objection to such claims within thirty (30) days of the Claims Objection Deadline, the Debtor or the Reorganized Debtor, as the case may be, may, at its discretion, object to such claims no later than the Claims Objection Deadline. With regard to all other Claims and Interests, the Debtor or the Reorganized Debtor, as the case may be, may file objections to Claims and Interests with the Bankruptcy Court on or before the Claims Objection Deadline The Debtor or the Reorganized Debtor, as the case may be, shall be authorized to, and shall, resolve all Disputed Claims or Disputed Interests by withdrawing or settling such objections thereto, or by litigating to judgment (in the Bankruptcy Court or such other court having jurisdiction) as to the validity, nature and/or amount thereof.

8.2 No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Interest, or some portion thereof, has become an Allowed Claim or Allowed Interest.

ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1 Conditions Precedent to Confirmation.

The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Debtor. The Confirmation Order shall provide that:

(i) the Debtor and Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan;

(ii) the Reorganized Debtor is authorized to issue the Notes, New Common Stock and other instruments, as contemplated by this Plan.

9.2 Conditions Precedent to Effective Date.

As condition precedent to the occurrence of the Effective Date, the Confirmation Order confirming the Plan, as such Plan may have been modified, shall be in full force and effect and shall not have been vacated, amended, modified or stayed, and if it is the subject of an appeal, reconsideration or other review, no stay of the Confirmation Order shall be in effect.

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1 Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former Holders of Claims and Interests, and its respective successors and assigns, including, but not limited to, the Reorganized Debtor.

10.2 Discharge of Claims and Termination of Interests.

Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtor or any of its assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141 (d) (1) (A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Old Common Stock and Old Rights and Warrants, and all Interests relating to any of the foregoing, shall be terminated, extinguished and cancelled.

10.5 Exculpation and Limitation of Liability.

Neither the Debtor, nor any of its present or former officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for its fraud, willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities under the Plan.

10.6 Injunction.

Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtor are (i) permanently enjoined from taking any of the following actions against the Estate, or any of its property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtor, the Reorganized Debtor or its property on account of such Claims or Interests: (1) commencing or continuing, in any manner or in any place, any action or other proceeding; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (5) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan, provided, however, that nothing contained herein shall preclude such persons from exercising its rights pursuant to and consistent with the terms of this Plan and the Plan Documents.

10.7 Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Bankruptcy Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.8 Termination of Subordination Rights and Settlement of Related Claims.

10.8.1 Consideration of Unsecured Claims. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, sections 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims or Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Bankruptcy Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or interests;

(b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which the Debtor or the Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(c) Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

(d) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(e) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(f) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

(g) Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or and/or contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(h) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date, including all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503 (b), 1103 and 1129 (c) (9) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtor, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court,

(i) Issue injunctions, enter and implement other orders or take such other actions as shall be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(j) Hear and determine Litigation Claims;

(k) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(l) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

(m) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(n) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Bankruptcy Case;

(o) Hear and determine all matters related to the property of the Estate from and after the Confirmation Date;

(p) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code: and

(q) Enter an order closing the Bankruptcy Case.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Effectuating Documents and Further Transactions.

The Debtor and the Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

12.2 Corporate Action.

Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the state in which the Debtor or the Reorganized Debtor are incorporated without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.

12.3 Exemption from Transfer Taxes.

Pursuant to section 1146 (c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, shall not be subject to any stamp tax, recording tax, conveyance fee personal property or intangible tax, real estate transfer tax, sales or use tax or other similar tax or governmental assessment, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

12.4 Bar Dates for Administrative Claims.

The Bar Date for filing Administrative Claims (not including Fee Claims), shall be determined by motion, unless otherwise ordered by the Bankruptcy Court. Holders of asserted Administrative Claims that are subject to the Administrative Claims Bar Date shall submit requests for payment on or before such Administrative Claims Bar Date or forever be barred from doing so.

12.5 Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 United States Code shall be paid by the Debtor or the Reorganized Debtor as and when they become due, until the Bankruptcy Case is closed.

12.6 Amendment or Modification of the Plan.

Subject to section 1127 of the Bankruptcy Code, the Debtor reserves the right, to alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder are non-material and do not unfairly discriminate or otherwise adversely affect any Holder of a Claim against or Interest in the Debtor. The Debtor shall not be required to re-solicit votes on this Plan as a result of any modifications contained herein.

12.7 Severability of Plan Provisions.

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.8 Successors and Assigns.

The Plan shall be binding upon and inure to the benefit of the Debtor, and its respective successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity,

12.9 Plan Documents.

The Plan Documents shall be filed with the Bankruptcy Court not later than five (5) days prior to the Confirmation date of the Hearing. Upon its filing, the Plan Documents may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Documents upon written request to the Debtor. The Bankruptcy Court pursuant to the Confirmation Order shall approve the Plan Documents.

12.10 Revocation, Withdrawal or Non-Consummation.

The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if confirmation or consummation of the Plan does not occur, then, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other Person, or (iii) constitute an admission of any sort by the Debtor or any other Person.

12.11 Notice.

All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtor:
eNucleus, Inc.
2101 NE 129th Street, Suite 213 Vancouver, WA 98685
Facsimile (360) 816-8503
Attn: Randy Edgerton

with a copy to:

STEVEN D. TALBOT, P. S.
601 S Pioneer Way, Suite F 302
Moses Lake, WA 98837
Facsimile: (509) 765-1067
Attn: Steven Talbot

12.12 Governing Law.

Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a Plan Document, exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Washington State, without giving effect to any principles of conflicts of law of such jurisdiction.

12.13 Tax Reporting and Compliance.

In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtor, and the Reorganized Debtor, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor is hereby authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.14 Schedules.

All exhibits and schedules to the Plan and the Plan Documents are incorporated and are a part of the Plan as if set forth in full herein.

12.15 Section 1145 Exemption.

The offer, issuance, transfer or exchange of any security under the Plan (including, the New Senior Secured Notes, New Common Stock and other instruments) or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security as and to the maximum extent provided in section 1145(a) of the Bankruptcy Code.

This Plan of Reorganization has been respectfully submitted on this ____th day of November, 2009 by the Debtor.

eNucleus, Inc.	STEVEN D. TALBOT, P.S.

By: /s/ Randy Edgerton	By: /s/ Steven D Talbot
Randy A. Edgerton, CEO	Lawyer for Debtor
601 S Pioneer Way, Suite F 302
Moses Lake, WA 98837
Facsimile: (509) 765-1067
Phone: (509) 766-9496